                                                                    EXHIBIT 10.3



                                 PROMISSORY NOTE

$100,000                                                           June 12, 1997

     FOR VALUE RECEIVED, the undersigned (the "Maker") hereby promises to pay on or before June 11, 2001 to the order of Trega Biosciences, Inc., (the "Payee") at its principal offices currently located at 3550 General Atomics Court, San Diego, California 92121, the principal amount of One Hundred Thousand Dollars ($100,000), together with interest on the unpaid principal balance thereof from the date hereof at prime plus one percent (1.0%) per annum simple interest, subject to the terms and conditions hereinafter provided. The interest rate shall be determined for each quarter in which interest is to be paid based on the prime rate at the Bank of America on the first business day of each calendar quarter in which that payment is due.

     Payent of this Note shall be made in lawful money of the United States of America at the Office of the Payee. Interest shall be payable quarterly with the first interest payment due three months from the date hereof and additional interest payments due on the same date of each three month period thereafter until this note, including all interest and principal is paid in full. Payment of principal and accrued interest may be made at any time without penalty.

     The Maker waives presentment, demand for payment, notice of dishonor, notice of protest, and all other notices or demands in connection with delivery, acceptance, performance, default, endorsement or guarantee of this Note.

     The principal balance shall be forgiven to the extent hereinafter provided. So long as maker remains an employee of Payee pursuant to that certain Executive Employment Agreement date as of August 16, 1993, by and between Maker and Payee ("Employment Agreement"), the amount of One- Hundred Thousand Dollars ($100,000) of the unpaid principal balance shall be forgiven each quarter commencing on the last day of a period ending three (3) months from the date hereof and continuing quarterly on the last day of each successive three-month period thereafter until either the loan is totally forgiven or the total amount of the forgiveness and principal paid in lawful money equals the original principal amount of this Note.

     This Note is unsecured on the date hereof; however, Maker agrees that immediately at such time as Maker may acquire Common or Preferred shares of stock in Payee either through the exercise of stock options or otherwise, Payee shall pledge some of all of such shares to Payee as collateral for this Note. If the shared are not publicly traded on a stock exchange or through NASDA at the time of acquisition by Maker, all such shares acquired by Maker shall be pledged. If the shares are publicly traded at the time of acquisition by Maker, the minimum number os hared required to be pledged shall have a fair market value (as determined by the average of the last trading price of said stock as reported by NASDAQ or the stock exchange on which the Payee's shares are traded for the ten (10) business days immediately receding the date of the pledge) equal to at least one hundred fifty percent (150%) of the outstanding prinicpal; balance on he pledge date. Maker agrees he shall execute any and all documents as are reasonably required by Payee to effectuate the intended pledges as set forth herein

     The entire unpaid and unforgiven principal balance plus accrued interest shall become due and payable ten (10) days from the date Maker ceases to be an employee of Payee under the Employment Agreement and immediately due and payable upon the occurrence of any one of the following events of default:

     1.   Any principal or interest under this Note shall not be paid when due;
          or,

     2. Maker files a petition in bankruptcy, makes a general assignment for the benefit of creditors, or commits any act of bankruptcy; or

     3. Any proceeding of an insolvency nature is commenced against the Maker and such proceedings is not dismissed within thirty (30) days thereafter; or

     4. Any collateral which is securing this Note is attached, seized, subjected to write, levied upon or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

     5. Any notice of lien, levy or assessment is filed or recorded with respect to any collateral which is securing this Note by any federal, state, county, local or other governmental agency unless Maker is contesting, or for so long as Maker continues to contest, such notice.

     The liability of Maker hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Payee including, without limitation, any extension of time, renewal, waiver or other modification. Any failure of the Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or of any other right at any time and from time to time. The Maker hereby irrevocably submits to the jurisdiction of the state courts of the State of California for the purpose of any suit, action or other proceeding arising out of this Note.

     In the event this Note shall not be promptly paid when due, the Maker shall pay all costs of enforcement and collection of the Note, including without limitation reasonable attorney's fees, expenses and court costs incurred in instituting legal action.

     Any provisions of this Note which may prove unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

     This Note may be assigned, transferred or pledged without the consent of the Maker. In the event this Note is assigned, transferred or pledged, the Maker hereby waives, as against such transferee, assignee or pledgee, any defenses and counterclaims of every kind that the Maker may have against the Payee.

This note shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to contracts entered into and to be performed entirely within California.

                                        /s/ Robert S. Whitehead
                                        -----------------------------------
                                        Robert S. Whitehead


Approved by:

/s/ James C. Blair
-----------------------------------
James C. Blair
Chairman of the Board



/s/ Harry D. Lambert
-----------------------------------
Harry D. Lambert
Director and
Member, Compensation Committee